Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 7, 2024

Registration Statement No. 333-261801-08

GM Financial (GMALT 2024-2) Prime Auto Lease ABS – Pricing Details (ext)

Joint Bookrunners: BMO Capital Markets (str), BofA, Deutsche Bank, GS and RBC

Co-Managers: BNP Paribas, CIBC Capital Markets, MUFG, and Scotiabank

FNL SCHED.

CLS	AMT ($MM)	WAL	S&P/FITCH	PMT. DATE	BENCH	SPD	YLD (%)	CPN (%)	$ PX
====================================================================================================================================
A-1	188.680	0.28	A-1+/F1+	05/20/25	I-Curve	+13	5.53100	5.531	100.00000
A-2A	294.480	1.16	AAA/AAA	09/21/26	I-Curve	+42	5.49600	5.43	99.99527
A-2B	220.000	1.16	AAA/AAA	09/21/26	SOFR30A	+42			100.00000
A-3	465.470	1.97	AAA/AAA	07/20/27	I-Curve	+62	5.45400	5.39	99.99419
A-4	65.500	2.37	AAA/AAA	05/22/28	I-Curve	+67	5.42500	5.36	99.98945
B	66.220	2.48	AA/AA	05/22/28	I-Curve	+90	5.63300	5.56	99.98133
C	61.670	<<RETAINED>>
D	38.050	<<RETAINED>>
=====================================================================================================================================

Transaction Details

Ticker : GMALT 2024-2

Offered Size : $1.300+bn (No Grow)

Registration : SEC Registered

Ratings : S&P / Fitch

Pxg Speed : 100% PPC to Maturity

Marketing Materials

Preliminary Prospectus : Attached

Ratings FWP : Attached

Intex CDI : Attached

Intexnet Deal Name : bmoibgmal2402 | Password: JU2V

DealRoadshow : https://dealroadshow.com/e/GMALT20242 | Code: GMALT20242 (case sensitive)

Anticipated Timing

Exp. Settlement : 5/16/2024

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 212-702-1866 or by emailing SPGSyndicate@bmo.com.